Company Contact:
Amerisa Kornblum
Chief Financial Officer
(954) 835-2233 x1207

Investor Relations:
Allison Malkin
Integrated Corporate Relations
(203) 682-8225

ODIMO INCORPORATED ANNOUNCES ASSET SALE
Sells www.diamond.com for $9.5 million
Appoints Jeff Kornblum as President and CEO
Alan Lipton to Remain Chairman
Positioned For Improved Cost Structure and
Focus on Watch and Luxuries Segment
Company to Hold Conference Call May 12, 2006 at 8:30am ET

SUNRISE, FL., May 11, 2006 /PRNewswire-FirstCall/ — Odimo Incorporated (Nasdaq: ODMO), an online retailer, today announced that Ice.com (“Ice”), an online retailer of diamonds and jewelry, has purchased from Odimo certain specified assets comprising Odimo’s diamond and jewelry business, including all of Odimo’s rights to the domain name www.diamond.com, and related trademarks, copyrights, product images and other intangibles in exchange for $7.5 million. Additionally, Ice purchased the Company’s remaining diamond and jewelry inventory and corporate packaging for an additional $2.0 million.

Separately, the Company indicated that Alan Lipton will step down as President and Chief Executive Officer of the Company, effective immediately. Mr. Lipton will remain as Chairman of the Board of Directors of the Company. The Company appointed Jeff Kornblum, currently Chief Operating Officer as its Chief Executive Officer, and President. In addition, the Company noted that Rob Voss resigned as a member of the Company’s Board of Directors.

Commenting on the announcements, Alan Lipton, Chairman, stated: “With the sale of diamond.com we can now focus on capitalizing on the strengths and opportunities that exist for our worldofwatches.com and ashford.com brands – both of which have the potential for solid growth at competitive gross margins. The watch and luxury categories are also operations we believe can be run more efficiently due to their lower cost structure. As a result, we expect to benefit from a streamlined infrastructure and significantly lower costs.”

“I am also very pleased to announce the promotion of Jeff Kornblum to President and Chief Executive Officer,” Mr. Lipton continued. “Jeff has been invaluable to us, translating our vision and building a presence online.”

Under the terms of the Asset Purchase Agreement and related agreements, the Company received $9.0 million at the closing and Ice delivered $500,000 to an escrow agent to be held for six months as security for the Company’s indemnification and other obligations under the Purchase Agreement and related agreements. As a result of the sale, the Company became prohibited from engaging in the online retail sale of jewelry and diamonds. The Company continues to be an online retailer of brand name watches and luxury goods through two websites, www.ashford.com and www.worldofwatches.com.

In connection with the sale, the Company and Ice entered into a Transition Services Agreement which provides that, for a period of up to 60 days, the Company shall provide to Ice certain services relating to the maintenance and operation of the diamond.com website, including technology support and fulfillment services.

Jeff Kornblum, President and Chief Executive Officer, stated: “It is a great opportunity to lead Odimo in this new phase of our development. The sale of the jewelry and diamond segment of our business will enable us to bring greater focus to our Company and dramatically reduce our cost structure. I welcome the chance to develop this potential and look forward to working with Alan, the Board and our Odimo team to take us to a new, exciting level.”

Conference Call

Interested stockholders and other persons are invited to listen to a conference call regarding the announcements scheduled for Friday May 12, 2006 at 8:30 a.m. Eastern Time. To participate in Odimo’s conference call, dial (866)362-4820 and enter passcode 30151755 approximately ten minutes prior to the start of the call. A replay of this call will be available until May 18, 2006 and can be accessed by dialing (888) 286-8010 and entering passcode 75568127.

Forward-Looking Statements

All statements made in this release, other than statements of historical fact, are or will be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” “prospects,” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of Odimo and the industries and markets in which Odimo operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect Odimo’s business, financial condition and operating results include the effects of changes in the economy, consumer spending, the financial markets, changes affecting the Internet and e-commerce, the ability of Odimo to develop and maintain relationships with suppliers, the ability of Odimo to timely and successfully develop, maintain and protect its technology, confidential information and product offerings and execute operationally and the ability of Odimo to attract and retain qualified personnel. More information about potential factors that could affect Odimo can be found in its reports and statements filed by Odimo with the SEC. Odimo expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by Odimo.

About Odimo

Odimo is an online retailer of current season brand name watches and luxury goods. The Company operates two websites, www.ashford.com and www.worldofwatches.com and seeks to create long-term relationships with its customers by offering a broad selection of appealing merchandise. The Company’s websites collectively showcase over 2,000 watch styles and a large assortment of luxury goods, such as designer handbags and fashion accessories, fragrances and sunglasses. The Company sells brand name goods at discounts to suggested retail prices. The Company features many of the branded items available in leading department and specialty stores. Odimo is headquartered in Sunrise, Florida.